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                                                                    Exhibit 99.1

(AAIPHARMA LOGO)                                                            News
2320 SCIENTIFIC PARK DRIVE                                               Release
WILMINGTON, NC 28405

NASDAQ: AAIIE

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
CONTACTS:
MEDIA:                                     INVESTORS:
Andrea L. Johnston                         James B. Sloan, Jr.
Vice President, Corporate Communications   Senior Vice President, Corporate Finance
910-254-7340                               910-254-7690
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                     AAIPHARMA UPDATES CONSENT SOLICITATION

WILMINGTON, N.C., APRIL 16, 2004 -- aaiPharma Inc. (NASDAQ: AAIIE) announced today that, in connection with its pending solicitation of consents (the "Solicitation") from holders of its 11% Senior Subordinated Notes, it believes that consents from holders of a majority of the outstanding Notes have been received. The Company has been in discussions with certain Note holders with respect to the terms and conditions of the Solicitation and certain of these Note holders have submitted consents. As contemplated by these discussions, the Company intends to amend and extend the Solicitation on Monday morning, April 19, 2004.

This news release is not a solicitation of consents with respect to any securities. The consent solicitation is being made only pursuant to the terms and conditions of the consent solicitation statement dated April 8, 2004, and the accompanying documents, as they are revised. These documents can be obtained from Global Bondholder Services Corporation, the information agent for the Solicitation, at (212) 430-3774 (Banks and Brokers Call Collect) or (866) 470-3700 (Note holders Call Toll-Free). Questions regarding the Solicitation should be directed to Banc of America Securities LLC, the solicitation agent, at
(888) 292-0070 (U.S. Toll Free) or (704) 388-4813 (Collect).

ABOUT AAIPHARMA

aaiPharma Inc. is a science-based pharmaceutical company focused on pain management, with corporate headquarters in Wilmington, North Carolina. With more than 24 years of drug development expertise, the Company is focused on developing, acquiring, and marketing branded medicines in its targeted therapeutic areas. aaiPharma's development efforts are focused on developing improved medicines from established molecules through its significant research and development capabilities.
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FORWARD LOOKING STATEMENTS

Information in this press release contains certain "forward-looking statements" under federal securities laws. The "forward-looking statements" herein involve risks and uncertainties that could cause actual results to differ materially, including, without limitation, risks and uncertainties pertaining to the receipt of requisite consents to the anticipated amended Solicitation, and the ability of the Company to amend, replace or refinance its senior credit facility on acceptable terms and to otherwise implement a plan to permit interest payments to be made to holders of its senior subordinated notes and otherwise satisfy the conditions of the Solicitation.



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